Exhibit 99.1

Rohm and Haas Company to Close Wytheville, VA Powder Coatings Plant

Philadelphia, PA, May 25, 2005 – Rohm and Haas Company today announced its intention to consolidate its North American Powder Coatings operations into two sites, closing its Wytheville, VA plant by the first quarter of 2006. Production will be transferred to the Warsaw, IN and Reading, PA facilities which provide proximity to major customers, transportation hubs and afford the greatest manufacturing flexibility. Approximately 70 employees at the Wytheville facility will be affected by the site closing.

As a result of the plant closing, the company expects to take restructuring charges related to asset impairments in the range of $8 million to $10 million and cash charges related to termination benefits and other expenses that include costs to close the plant and consolidate operations of approximately $4 million. The restructuring will be substantially completed by the first quarter of 2006 and is expected to result in annual cost savings of approximately $6 million pre-tax.

# # #

This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings growth, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of March 1, 2005.

About Rohm and Haas Company
Rohm and Haas is a Philadelphia-based specialty materials company which makes products for the personal care, grocery, home and construction markets, and the electronics industry. The company expects annual sales in excess of $8 billion in 2005, and has significant operations in 27 countries. Additional information about Rohm and Haas can be found at www.rohmhaas.com.

CONTACTS:

Investor Relations
Gary O’Brien
Director, Investor Relations
215-592-3409
GOBrien@rohmhaas.com

Media Relations
Brian McPeak
Corporate Communications
215-592-2741
Bmcpeak@rohmhaas.com